Exhibit (a)(4)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust:	WEBs ETFs Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name of WEB ETFs Trust is changed to: WEB ETF Trust.

[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective Upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 4th day of November, 2024 A.D.

By:	/s/ Benjamin Fulton
Trustee

Name:	Benjamin Fulton
Type or Print

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:46 PM 11/04/2024
FILED 04:46 PM 11/04/2024
SR 20244122288 - File Number 5358303